Exhibit 99.1

Staples, Inc. Announces Fourth Quarter and Full Year 2008 Performance

FRAMINGHAM, Mass.--(BUSINESS WIRE)--March 11, 2009--Staples, Inc. (Nasdaq: SPLS) announced today the results for its fourth quarter and fiscal year ended January 31, 2009. Total company sales increased 16 percent to $6.2 billion compared to the fourth quarter of 2007. Excluding the impact of Corporate Express, total company sales for the fourth quarter 2008 decreased 14 percent to $4.6 billion in US dollars, or 10 percent in local currency, compared to the fourth quarter of 2007. Net income for the fourth quarter declined 14 percent year over year to $286 million, and diluted earnings per share, on a GAAP basis, decreased 15 percent to $0.40 from the $0.47 achieved in the fourth quarter of last year.

“While 2008 was incredibly exciting because of the Corporate Express acquisition, it was also the most challenging year in our company’s history,” said Ron Sargent, Staples’ chairman and chief executive officer. “Although we were not satisfied with our top-line performance, we did a great job controlling expenses to achieve strong operating margins, tightening our capital spend, and managing inventory. I’m very proud of our team’s ability to generate record free cash flow of more than $1.3 billion despite the challenges we faced.”

Q4 2008 Performance

The company recorded a non-cash, pre-tax charge of $22 million related to software no longer expected to be used as a result of the acquisition of Corporate Express. The company also recorded pre-tax integration and restructuring expense of $19 million related to Corporate Express. Additionally, the company finalized its tax planning strategies to optimize the benefits of the net operating losses of Corporate Express. As a result, the company reversed the previously disclosed non-cash charge of $57 million incurred during the third quarter of 2008, resulting in a one-time decrease to the company’s effective tax rate.

Excluding the impact of these special items related to the acquisition of Corporate Express, adjusted earnings per share, on a diluted basis, decreased 23 percent to $0.36 compared to the fourth quarter of 2007.

Summary of Q4 2008 Special Items

Dollar Amounts in Thousands, Except Per Share Data
	Pre-Tax Impact	Net Income Impact	Diluted EPS Impact
Non-cash charge related to software no longer expected to be used as a result of the Corporate Express acquisition	$(22,406)	$(14,676)	$(0.02)

Corporate Express integration and restructuring expense	(18,673)	(12,231)	(0.02)

Non-cash adjustment related to the finalization of tax planning strategies	N/A	57,000	0.08
Total	$(41,079)	$30,093	$0.04

Including $910 million of Corporate Express sales, North American Delivery grew sales 43 percent to $2.5 billion. Excluding the impact of Corporate Express, North American Delivery sales declined 10 percent to $1.6 billion in US dollars, or 9 percent in local currency, reflecting lower spend per existing customer, particularly in durable categories such as furniture and technology, somewhat offset by growth in paper and ink.

North American Retail sales were $2.4 billion, declining 14 percent in US dollars, or 10 percent in local currency, compared to the fourth quarter of 2007. Comparable store sales decreased 13 percent versus the fourth quarter of 2007, reflecting declines in average order size and customer traffic, as well as weakness in durables, including computers and accessories, business machines, and furniture. Positive comparable store sales in ink, and slightly negative comparable store sales in consumables, partially offset this decline.

Including $700 million of Corporate Express sales, International sales increased 62 percent to $1.3 billion. Excluding the impact of Corporate Express, International sales declined 24 percent in US dollars, or 11 percent in local currency, compared to the fourth quarter of 2007. Comparable store sales in Europe decreased 10 percent versus the same period in 2007, as a result of weakness in average order size and customer traffic.

Full Year 2008 Performance

Total company sales increased 19 percent to $23.1 billion compared to the full year 2007. Excluding the impact of Corporate Express, total company sales decreased three percent to $18.8 billion compared to the full year 2007. Net income declined 19 percent year over year to $805 million, and diluted earnings per share, on a GAAP basis, decreased 18 percent to $1.13 from the $1.38 achieved last year.

In addition to the special items the company recorded during the fourth quarter of 2008, the company also recorded previously announced special charges during the third quarter of 2008, including a non-cash, pretax charge of $124 million, reflecting the company’s plan to discontinue the use of trade names obtained from the 2002 Guilbert acquisition, a pre-tax integration and restructuring expense of $9 million related to Corporate Express, as well as a non-cash charge of $57 million as a result of the company’s evolving tax planning strategies to optimize the benefits of the net operating losses of Corporate Express, which was reversed during the fourth quarter of 2008. Excluding the special items from the third and fourth quarters of 2008, as well as the pre-tax charge of $38 million, or $0.04 per diluted share, related to the settlement of California wage and hour class action litigation realized during the third quarter of 2007, adjusted earnings per share, on a diluted basis, declined nine percent to $1.29 for the full year 2008, from the $1.42 achieved in the full year 2007.

Summary of Full Year 2008 Special Items

Dollar Amounts in Thousands, Except Per Share Data
	Pre-Tax Impact	Net Income Impact	Diluted EPS Impact
Non-cash write-off of Staples European Catalog tradenames	$(123,775)	$(81,073)	$(0.11)

Corporate Express integration and restructuring expense	(27,343)	(17,909)	(0.03)

Non-cash charge related to software no longer expected to be used as a result of the Corporate Express acquisition	(22,406)	(14,676)	(0.02)

Non-cash adjustment related to the finalization of tax planning strategies	N/A	0	0.00
Total	$(173,524)	$(113,658)	$(0.16)

Including $2.3 billion of Corporate Express sales, North American Delivery sales grew 35 percent to $8.9 billion for the full year 2008. Excluding the impact of Corporate Express, North American Delivery sales were flat versus 2007 at $6.6 billion. North American Retail sales decreased five percent for the full year 2008 to $9.5 billion, and comparable store sales decreased nine percent versus 2007. Including $1.9 billion of Corporate Express sales, International sales increased 70 percent to $4.7 billion for the full year 2008. Excluding the impact of Corporate Express, International sales increased one percent in US dollars and were flat in local currency compared to the full year 2007. Comparable store sales in Europe decreased five percent versus 2007.

2008 Highlights

Total Company

  Acquired Corporate Express in July 2008 for $4.4 billion net of cash acquired, expanding product and service offerings to five additional countries, ending 2008 with operations in 27 countries on five continents.
  Achieved full year 2008 sales of $23.1 billion, including $4.2 billion of sales from Corporate Express, and fourth quarter 2008 sales of $6.2 billion, including $1.6 billion of sales from Corporate Express.
  On a GAAP basis, full year 2008 operating income rate declined 205 basis points to 5.94 percent compared to the full year 2007, and fourth quarter 2008 operating income rate declined 299 basis points to 6.72 percent compared to the fourth quarter 2007.

  Excluding the impact of special items, full year 2008 operating income rate declined 150 basis points to 6.69 percent compared to the full year 2007, and fourth quarter 2008 operating income rate declined 232 basis points to 7.39 percent compared to the fourth quarter of 2007. These declines primarily reflect deleverage in North American Retail, and the inclusion of the lower margin Corporate Express business, somewhat offset by operating margin improvement in the pre-acquisition North American Delivery business.
  Generated record free cash flow of $1.3 billion after $378 million in capital expenditures.
  Utilized strong free cash flow to reduce debt by $1.0 billion.
  Issued $1.5 billion of senior notes due 2014 to repay short term acquisition related debt.
  Returned $296 million to shareholders through a $231 million dividend and $65 million in share repurchases.
  Ended the year with approximately $1.6 billion in liquidity, including $634 million in cash and cash equivalents and $936 million of available lines of credit.

North American Delivery

  Achieved full year 2008 sales of $8.9 billion, including $2.3 billion of sales from Corporate Express, and fourth quarter sales of $2.5 billion, including $910 million of sales from Corporate Express.
  On a GAAP basis, full year 2008 operating income rate declined 179 basis points to 8.99 percent compared to the full year 2007.
  On a GAAP basis, fourth quarter 2008 operating income rate declined 303 basis points to 8.92 percent compared to the fourth quarter of 2007, primarily reflecting the inclusion of the Corporate Express business, somewhat offset by lower marketing expense and higher product margins in the pre-acquisition business.

  Excluding the impact of the Corporate Express business, achieved record operating income rate of 11.10 percent for the full year 2008, and 12.13 percent for the fourth quarter of 2008.
  Made excellent progress integrating Corporate Express: announced new organizational structure, completed the majority of vendor pricing negotiations, and initiated brand transition.

North American Retail

  Achieved full year 2008 sales of $9.5 billion and fourth quarter 2008 sales of $2.4 billion.
  Full year 2008 operating income rate declined 136 basis points to 8.11 percent compared to the full year 2007.
  Fourth quarter 2008 operating income rate declined 129 basis points to 9.33 percent compared to the fourth quarter of 2007, reflecting improvements in product margin more than offset by deleverage of labor and rent expense, as well as a 17 basis point decline due to the negative impact of foreign currency translation.
  Opened 106 stores and closed 9 stores during the full year, ending 2008 with 1,835 stores in North America.
  Reduced average inventory per store by 17 percent versus the same period in 2007.

International

  Achieved full year 2008 sales of $4.7 billion, including $1.9 billion of sales from Corporate Express, and fourth quarter sales of $1.3 billion, including $700 million of sales from Corporate Express.
  On a GAAP basis, full year 2008 operating income rate declined 28 basis points to 3.30 percent compared to the full year 2007.
  On a GAAP basis, fourth quarter 2008 operating income rate declined 227 basis points to 4.51 percent compared to the fourth quarter of 2007, primarily reflecting the inclusion of the lower margin Corporate Express business, as well as moderate margin compression due to lower sales in the pre-acquisition business.

  Excluding the impact of the Corporate Express business, achieved operating income rate of 3.17 percent for the full year 2008, and 5.75 percent for the fourth quarter of 2008.
  Corporate Express integration on track: implemented new regional management structure, finalized leadership team, launched brand consolidation strategy, and formalized European information technology system consolidation plan.
  Opened six stores in Portugal, three stores in the UK and one store in Belgium during 2008, ending the year with 335 stores in Europe, 26 stores in China and two stores in Argentina.

The company also announced that its Board of Directors has declared a quarterly cash dividend on Staples, Inc. common stock of $0.0825 per share, payable on April 16, 2009, to shareholders of record on March 27, 2009. On an annualized basis, the quarterly dividend is equal to the $0.33 per share annual cash dividend that the company paid in 2008.

Outlook

The company reaffirms its expectations for synergies related to the Corporate Express acquisition, building to $300 million over the three year integration period. The company expects the weak economic climate to continue throughout 2009. Due to limited near term visibility, the company is not providing sales or earnings guidance; however, it expects to incur the following expenses during Q1 2009 and FY 2009.

Approximate Dollar Amounts in Millions
	Q1 2009	FY 2009

Depreciation Expense	$105 - 115	$430 - 440
Amortization of Intangibles	25 - 30	105 - 115
Integration and Restructuring Expense	15 - 20	90 - 110
Net Interest Expense	70 - 80	260 - 280
Foreign Currency Impact on Operating Profit	25 - 30	70 - 90
Total	$240 - 275	$955 - 1,035

Presentation of Non-GAAP Information

This press release presents certain results both with and without the impact of Corporate Express, as well as the settlement of California wage and hour class action litigation during the third quarter of 2007. The presentation of results that exclude these items are non-GAAP financial measures that should be considered in addition to, and should not be considered superior to or as a substitute for, the presentation of results determined in accordance with GAAP. Reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures are provided below under the heading “Reconciliation of GAAP to Non-GAAP Consolidated Statement of Income.” Management believes that the non-GAAP financial measures presented in this press release provide a more meaningful comparison of the company’s year-over-year performance. Management also uses these non-GAAP financial measures to evaluate the operating results of the company’s pre-acquisition business against prior year results and its operating plan.

Today's Conference Call

The company will host a conference call today at 8:00 a.m. (ET) to review these results and its outlook. Investors may listen to the call at http://investor.staples.com.

About Staples

Staples, the world’s largest office products company, is committed to making it easy for customers to buy a wide range of office products, including supplies, technology, furniture, and business services. With 2008 sales of $23 billion and 91,000 associates worldwide, Staples serves businesses of all sizes and consumers in 27 countries throughout North and South America, Europe, Asia and Australia. In July 2008, Staples acquired Corporate Express, one of the world’s leading suppliers of office products to businesses and institutions. Staples invented the office superstore concept in 1986 and is headquartered outside Boston. More information about Staples (Nasdaq: SPLS) is available at www.staples.com.

Certain information contained in this news release constitutes forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995 including, but not limited to, the information set forth under headings that include the words “Corporate Express Integration Outlook” or “Estimates” and other statements regarding our future business and financial performance. Some of the forward-looking statements are based on a series of expectations, assumptions, estimates and projections which involve substantial uncertainty and risk, including the review of our assessments by our outside auditor and changes in management’s assumptions and projections. Actual results may differ materially from those indicated by such forward-looking statements as a result of risks and uncertainties, including but not limited to: deteriorating economic conditions may continue to cause a decline in business and consumer spending which could adversely affect our business and financial performance; our market is highly competitive and we may not continue to compete successfully; we may not be able to successfully integrate Corporate Express into our existing operations to realize anticipated benefits and our growth may strain our operations; if we are unable to manage our debt, it could materially harm our business and financial condition and restrict our operating flexibility; we may be unable to continue to open new stores and enter new markets successfully; we may be unable to attract and retain qualified associates; our quarterly operating results are subject to significant fluctuation; our expanding international operations expose us to the unique risks inherent in foreign operations; our business may be adversely affected by the actions of and risks associated with our third party vendors; our expanded offering of proprietary branded products may not improve our financial performance and may expose us to intellectual property and product liability claims; our effective tax rate may fluctuate; our information security may be compromised; various legal proceedings, investigations, or audits may adversely affect our business and financial performance; and those other factors discussed or referenced in our most recent annual report on Form 10-K filed with the SEC, under the heading “Risk Factors” and elsewhere, and any subsequent periodic or current reports filed by us with the SEC. In addition, any forward-looking statements represent our estimates only as of the date such statements are made (unless another date is indicated) and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

STAPLES, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(Dollar Amounts in Thousands, Except Share Data)

	January 31,	February 2,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	633,774	$1,245,448
Short-term investments	-	27,016
Receivables, net	1,864,756	822,254
Merchandise inventories, net	2,404,210	2,053,163
Deferred income tax asset	281,101	173,545
Prepaid expenses and other current assets	546,340	233,956
Total current assets	5,730,181	4,555,382

Property and equipment:
Land and buildings	1,040,754	859,751
Leasehold improvements	1,183,879	1,135,132
Equipment	1,949,646	1,819,381
Furniture and fixtures	926,702	871,361
Total property and equipment	5,100,981	4,685,625
Less accumulated depreciation and amortization	2,810,355	2,524,486
Net property and equipment	2,290,626	2,161,139

Lease acquisition costs, net of accumulated amortization	26,931	31,399
Intangible assets, net of accumulated amortization	701,918	231,310
Goodwill	3,780,169	1,764,928
Other assets	476,153	292,186
Total assets	13,005,978	$9,036,344

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,126,148	$1,560,728
Accrued expenses and other current liabilities	1,179,081	1,025,364
Commercial paper	1,195,557	-
Debt maturing within one year	277,691	23,806
Total current liabilities	4,778,477	2,609,898

Long-term debt	1,968,928	342,169
Other long-term obligations	636,142	356,043
Minority interest	58,224	10,227
	-	-
Stockholders' equity:
Preferred stock, $.01 par value, 5,000,000 shares authorized; no shares issued	-	-
Common stock, $.0006 par value, 2,100,000,000 shares authorized;
issued 882,032,761 shares at January 31, 2009 and 867,366,103 shares at February 2, 2008	529	520
Additional paid-in capital	4,048,398	3,720,319
Accumulated other comprehensive income (loss)	(494,327)	476,399
Retained earnings	5,367,341	4,793,542
Less: Treasury stock at cost - 166,427,240 shares at January 31, 2009	-	-
and 162,728,588 shares at February 2, 2008	(3,357,734)	(3,272,773)
Total stockholders' equity	5,564,207	5,718,007
Total liabilities and stockholders' equity	$13,005,978	$9,036,344

STAPLES, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(Dollar Amounts in Thousands, Except Per Share Data)
(Unaudited)

	13 Weeks Ended		52 Weeks Ended
	January 31,	February 2,	January 31,	February 2,
	2009	2008	2009	2008

Sales	$6,173,568	$5,324,442	$23,083,775	$19,372,682
Cost of goods sold and occupancy costs	4,513,190	3,774,751	16,836,839	13,822,011
Gross profit	1,660,378	1,549,691	6,246,936	5,550,671

Operating and other expenses:
Selling, general and administrative	1,180,620	1,028,849	4,631,219	3,986,758
Integration and restructuring costs	41,079	-	173,524	-
Amortization of intangibles	23,839	3,983	70,265	15,664
Total operating expenses	1,245,538	1,032,832	4,875,008	4,002,422

Operating income	414,840	516,859	1,371,928	1,548,249

Other income (expense):
Interest income	5,337	11,831	28,485	46,726
Interest expense	(61,426)	(7,668)	(149,774)	(38,335)
Miscellaneous expense	(4,332)	(686)	(7,555)	(2,158)
Income before income taxes and minority interests	354,419	520,336	1,243,084	1,554,482
Income tax expense	65,275	187,321	428,863	559,614
Income before minority interests	289,144	333,015	814,221	994,868
Minority interest expense (income)	3,098	(166)	8,957	(802)
Net income	$286,046	$333,181	$805,264	$995,670

Earnings Per Share:

Basic earnings per common share	$0.41	$0.48	$1.15	$1.41

Diluted earnings per common share	$0.40	$0.47	$1.13	$1.38

Dividends declared per common share	$-	$-	$0.33	$0.29

Weighted average shares outstanding:

Basic	703,204,433	697,410,720	698,409,525	704,828,447

Diluted	714,055,152	710,563,111	711,526,807	720,202,271

STAPLES, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(Dollar Amounts in Thousands)

	52 Weeks Ended
	January 31,	February 2,
	2009	2008
Operating Activities:
Net income	$805,264	$995,670
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	548,911	388,895
Amortization of deferred financing costs	13,496	-
Non-cash write-down of assets	150,081	-
Stock-based compensation	180,652	173,343
Excess tax benefits from stock-based compensation arrangements	(5,849)	(18,557)
Deferred income taxes	33,370	(8,788)
Other	20,700	4,831
Changes in assets and liabilities, net of companies acquired:
Decrease (increase) in receivables	131,474	(64,293)
Decrease (increase) in merchandise inventories	177,163	(30,175)
Increase in prepaid expenses and other assets	(64,615)	(89,558)
(Decrease) increase in accounts payable	(212,414)	295
Decrease in accrued expenses and other liabilities	(149,351)	(90,054)
Increase in other long-term obligations	56,948	99,407
Net cash provided by operating activities	1,685,830	1,361,016

Investing Activities:
Acquisition of property and equipment	(378,329)	(470,377)
Acquisition of businesses and investments in joint ventures, net of cash acquired	(4,381,811)	(178,077)
Proceeds from the sale of short-term investments	27,019	4,579,460
Purchase of short-term investments	(3)	(4,148,716)
Net cash used in investing activities	(4,733,124)	(217,710)

Financing Activities:
Proceeds from borrowings	3,679,045	11,796
Payments on borrowings	(2,180,296)	(206,515)
Proceeds from issuance of commercial paper, net of repayments	1,195,557	-
Payment of deferred financing costs	(26,016)	-
Proceeds from the exercise of stock options and the sale of stock under employee stock purchase plans	148,329	178,504
Excess tax benefits from stock-based compensation arrangements	5,849	18,557
Cash dividends paid	(231,465)	(207,552)
Purchase of treasury stock, net	(84,961)	(760,977)
Net cash provided by (used in) financing activities	2,506,042	(966,187)

Effect of exchange rate changes on cash and cash equivalents	(70,422)	50,658

Net (decrease) increase in cash and cash equivalents	(611,674)	227,777
Cash and cash equivalents at beginning of period	1,245,448	1,017,671
Cash and cash equivalents at end of period	$633,774	$1,245,448

STAPLES, INC. AND SUBSIDIARIES
Segment Reporting
(Dollar Amounts in Thousands)
(Unaudited)

	13 Weeks Ended		52 Weeks Ended

	January 31,	February 2,	January 31,	February 2,
	2009	2008	2009	2008
Sales:
North American Delivery	$2,460,437	$1,717,203	$8,929,924	$6,614,202
North American Retail	2,393,942	2,795,262	9,489,510	10,020,941
International Operations	1,319,189	811,977	4,664,341	2,737,539
Total sales	$6,173,568	$5,324,442	$23,083,775	$19,372,682

Business Unit Income:
North American Delivery	$219,500	$205,178	$802,523	$712,558
North American Retail	223,353	296,786	769,695	949,038
International Operations	59,522	55,042	153,886	97,996
Total business unit income	502,375	557,006	1,726,104	1,759,592
Stock-based compensation	(46,456)	(40,147)	(180,652)	(173,343)
Integration and restructuring costs	(41,079)	-	(173,524)	-
Impact of wage and hour settlement	-	-	-	(38,000)
Total segment income	414,840	516,859	1,371,928	1,548,249
Interest and other income (expense), net	(60,421)	3,477	(128,844)	6,233
Income before income taxes and minority interest	$354,419	$520,336	$1,243,084	$1,554,482

STAPLES, INC. AND SUBSIDIARIES
Reconciliation of GAAP to Non-GAAP Consolidated Statement of Income
(Dollar Amounts in Thousands, Except Per Share Data)
(Unaudited)

	13 Weeks Ended
	January 31, 2009					February 2, 2008
	GAAP As Reported	Integration and Restructuring Expenses	Reversal of Non-Cash Charge Related to Tax Planning Strategies	Non-GAAP As Adjusted	As Adjusted %	GAAP As Reported	As Reported %

Sales	$6,173,568	$-	$-	$6,173,568	100.00%	$5,324,442	100.00%
Cost of goods sold and occupancy costs	4,513,190	-	-	4,513,190	73.11%	3,774,751	70.89%
Gross profit	1,660,378	-	-	1,660,378	26.89%	1,549,691	29.11%

Operating and other expenses:
Selling, general and administrative	1,180,620	-	-	1,180,620	19.12%	1,028,849	19.32%
Integration and restructuring charges	41,079	(41,079)	-	-	0.00%	-	0.00%
Amortization of intangibles	23,839	-	-	23,839	0.39%	3,983	0.07%
Total operating expenses	1,245,538	(41,079)	-	1,204,459	19.51%	1,032,832	19.40%
		-
Operating income	414,840	41,079	-	455,919	7.39%	516,859	9.71%

Interest and other income, net	60,421	-	-	60,421	0.98%	(3,477)	(0.07%)
Income before income taxes and minority interests	354,419	41,079	-	395,498	6.41%	520,336	9.77%
Income tax expense	65,275	14,172	57,000	136,447	2.21%	187,321	3.52%
Income before minority interests	289,144	26,907	(57,000)	259,051	4.20%	333,015	6.25%
Minority interests	3,098	-	-	3,098	0.05%	(166)	0.00%
Net income	$286,046	26,907	$(57,000)	$255,953	4.15%	$333,181	6.26%

Earnings Per Share:

Basic earnings per common share	$0.41	$0.04	$(0.08)	$0.36		$0.48

Diluted earnings per common share	$0.40	$0.04	$(0.08)	$0.36		$0.47

Weighted average shares outstanding:

Basic	703,204,433					697,410,720

Diluted	714,055,152					710,563,111

STAPLES, INC. AND SUBSIDIARIES
Reconciliation of GAAP to Non-GAAP Consolidated Statement of Income
(Dollar Amounts in Thousands, Except Per Share Data)
(Unaudited)

	52 Weeks Ended
	January 31, 2009						February 2, 2008
	GAAP As Reported	Non-Cash Write Down of Staples European Trade Names	Other Integration and Restructuring Expenses	Non-Cash Charge Related to Tax Planning Strategies	Non-GAAP As Adjusted	As Adjusted %	GAAP As Reported	Wage and hour settlement	Non-GAAP As Adjusted	As Adjusted %

Sales	$23,083,775	$-	$-	$-	$23,083,775	100.00%	$19,372,682	$-	$19,372,682	100.00%
Cost of goods sold and occupancy costs	16,836,839	-	-	-	16,836,839	72.94%	13,822,011	-	13,822,011	71.35%
Gross profit	6,246,936	-	-	-	6,246,936	27.06%	5,550,671	-	5,550,671	28.65%

Operating and other expenses:
Selling, general and administrative	4,631,219	-	-	-	4,631,219	20.06%	3,986,758	(38,000)	3,948,758	20.38%
Integration and restructuring charges	173,524	(123,775)	(49,749)	-	-	0.00%	-	-	-	0.00%
Amortization of intangibles	70,265	-	-	-	70,265	0.30%	15,664	-	15,664	0.08%
Total operating expenses	4,875,008	(123,775)	(49,749)	-	4,701,484	20.37%	4,002,422	(38,000)	3,964,422	20.46%

Operating income	1,371,928	123,775	49,749	-	1,545,452	6.69%	1,548,249	38,000	1,586,249	8.19%

Interest and other income, net	128,844	-	-	-	128,844	0.56%	(6,233)	-	(6,233)	(0.03%)
Income before income taxes and minority interests	1,243,084	123,775	49,749	-	1,416,608	6.14%	1,554,482	38,000	1,592,482	8.22%
Income tax expense	428,863	42,702	17,164	-	488,729	2.12%	559,614	13,680	573,294	2.96%
Income before minority interests	814,221	81,073	32,585	-	927,879	4.02%	994,868	24,320	1,019,188	5.26%
Minority interests	8,957	-	-	-	8,957	0.04%	(802)	-	(802)	0.00%
Net income	$805,264	$81,073	$32,585	$-	$918,922	3.98%	$995,670	$24,320	$1,019,990	5.27%

Earnings Per Share:

Basic earnings per common share	$1.15	$0.12	$0.05	$-	$1.32		$1.41	$0.04	$1.45

Diluted earnings per common share	$1.13	$0.11	$0.05	$-	$1.29		$1.38	$0.04	$1.42

Weighted average shares outstanding:

Basic	698,409,525						704,828,447

Diluted	711,526,807						720,202,271

CONTACT:
Staples, Inc.
Media Contact:
Paul Capelli/Owen Davis, 508-253-8530/8468
or
Investor Contact:
Laurel Lefebvre/Chris Powers, 508-253-4080/4632